Exhibit 99.1

FOR IMMEDIATE RELEASE

Logan Ridge Finance Corporation Announces the Successful Exit of its Largest Equity Investment, Nth Degree Investment Group, LLC

NEW YORK, September 12, 2024 – Logan Ridge Finance Corporation (Nasdaq: LRFC) (the “Company”) today announced that as of September 10, 2024, it has exited its largest equity investment, Nth Degree Investment Group, LLC (“Nth Degree”), at or above its previously reported fair value as of June 30, 2024.

Ted Goldthorpe, Chief Executive Officer and President of Logan Ridge, said, “The rotation out of the legacy equity portfolio has been a key component of the turnaround strategy for Logan Ridge since Mount Logan Management took over as the Company’s investment advisor in July of 2021.

We see the sale of Nth Degree, our largest equity position, as a transformative event and an important milestone for the Company. The cash proceeds from this transaction will be redeployed into interest earning assets originated by the BC Partners Credit Platform, which will significantly improve the long-term earning power of our portfolio.”

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle-market companies. The Company invests in performing, well-established middle-market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit www.loganridgefinance.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For additional information, contact:

Logan Ridge Finance Corporation

650 Madison Avenue, 3rd Floor

New York, NY 10022

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

Lena Cati

The Equity Group Inc.

lcati@equityny.com

(212) 836-9611

Val Ferraro

The Equity Group Inc.

vferraro@equityny.com

(212) 836-9633

2